SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information

Name:                            Prudential Small-Cap Quantitative Fund, Inc.

Address of Principal
  Business Office
  (No. & Street, City,
  (State, Zip Code):             Gateway Center Three, Newark, New Jersey 07102

Telephone Number (including
  area code):                    (201) 367-7530

Name and Address of agent for
  service of process:            S. Jane Rose
                                 Prudential Small-Cap Quantitative Fund, Inc.
                                 Gateway Center Three
                                 Newark, New Jersey 07102

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

            [X]  Yes             [ ]  No

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Newark and State of New Jersey on the 31st day of March, 1997.

                           PRUDENTIAL SMALL-CAP QUANTITATIVE FUND, INC.



                           /s/ RICHARD A. REDEKER
                           --------------------------------------------
                           Richard A. Redeker, President

Attest:
       /s/ S. JANE ROSE
       --------------------
       S. Jane Rose,
       Secretary